Exhibit 10.1
Execution Copy
INTELLECTUAL PROPERTY LICENSE AGREEMENT
PARTIES
          This Intellectual Property License Agreement (this “Agreement”) is made and entered into as of November 30, 2006 by and between General Motors Corporation, a Delaware corporation, and those of its Vauxhall Motors Ltd., Opel Eisenach GmbH, Saab Automobile AB, Saturn Corporation and OnStar Corporation Subsidiaries who choose to join General Motors Corporation as a party to this Agreement pursuant to execution of an Opt-in Letter in the form of exhibits attached hereto and incorporated herein by reference (referred to collectively as “GM”), and GMAC LLC, a Delaware limited liability company (“Licensee”).
RECITALS
          A. GM, directly and through its Subsidiaries, as defined in this Agreement, is a worldwide manufacturer, distributor, marketer, and seller of motor vehicles and related goods and services (“GM Products”).
          B. Licensee is a worldwide diversified financial services company that directly, and through its Subsidiaries, provides automotive and non-automotive finance and lease, insurance, banking, mortgage lending, and other services to a variety of affiliated and unaffiliated, consumer and commercial customers.
          C. GM and Licensee provide significant services and resources to each other. The transactions, relationships, interactions and dealings between GM and Licensee (“Dealings”) contribute significantly to the success of GM and Licensee, generally providing efficiencies and enhanced results for each of them, including business opportunities and referrals, data and resource sharing, economies of scale, leveraging staff expertise, and administrative conveniences. These efficiencies flow from, among other things, four aspects of their relationship: (1) the formal ownership structure that existed historically, resulting in tax, legal, and administrative efficiencies; (2) propinquity, familiarity, and common corporate culture and industry experience allowing informal and simplified interactions; (3) sound business practices, including economies of scale and leveraging of resources; and (4) their “shared” or “common” customers (i.e., GM dealers and purchasers of GM motor vehicles). Combined, these efficiencies result in highly valuable and significant organizational, operational, business and financial synergies. Although specific aspects of the Dealings entered into at arm’s length as described in this Agreement may benefit one party more than the other from time to time, these synergies produce net positive effects for GM and Licensee jointly, and for each company individually to a commensurate degree.
          D. GM and Licensee have undertaken to formally document certain of the Dealings related to the material services provided by GM and its Subsidiaries to Licensee and its Subsidiaries and vice versa in several services agreements entered into concurrently herewith, including a Marketing Services Agreement, Dealer Financing Service Agreement, Consumer Financing Service Agreements, Remarketing Service Agreement, the European Cooperation Agreement and the Information Technology Agreement (each between GM and Licensee) and an Insurance Services Agreement (between GM and Licensee’s GMAC Insurance Holdings, Inc.

subsidiary) and a Licensing and Co-operation Agreement dated 28 February 2002 (among GM Holden Ltd. Interleasing (Australia) Ltd and TVPR Pty Limited) (collectively “Services Agreements”).
          E. GM and Licensee desire to grant to the other licenses and rights with respect to its trademarks and other intellectual property, subject to the terms and conditions provided in this Agreement.
AGREEMENT
          In consideration of the promises and the mutual covenants and agreements and the representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GM and Licensee agree as follows:
ARTICLE I
DEFINITIONS
          The words in this Agreement have the meanings usually and customarily ascribed to them in commercial contracts, except that words that are capitalized have the respective meanings ascribed to such words below or elsewhere in this Agreement.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
          “Change in Control” means (i) Licensee beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, less than 20% of the total ordinary voting power of the capital stock of the Transferred Entity; or (ii) occupation of a majority of the seats on the board of directors of the Transferred Entity by individuals for whom neither Licensee nor its Subsidiaries voted in favor at the election of such directors or approved in writing before or at the time of their appointment by the board of directors.
          “Consumer Financing Agreements” means the United States Consumer Financing Services Agreement, the International Consumer Financing Services Agreement, Nuvell Consumer Financing Services Agreement, and the Canada Consumer Financing Services Agreement between GM and Licensee.
          “GM Trademarks” means trademarks and service marks owned by GM and licensed to Licensee under this Agreement as listed in Exhibit 1, attached hereto and incorporated herein by reference.
          “Losses” means any and all claims, demands, causes of action, proceedings, losses, damages, expenses, liabilities (including strict liability), fines, penalties, deficiencies, judgments or costs, including reasonable accountants’ and attorneys’ fees, court costs, amounts paid in settlement, and costs and expenses of investigations.

          “Nameplate Trademarks” means those GM Trademarks specifically identified in Exhibit I as the Nameplate Trademarks and in Opt-in Letters only upon execution by certain Subsidiaries of GM.
          “Governmental Authority” means any international, supranational, national, federal, territorial, state, provincial, or local court, government, department commission, board, bureau, agency, official, or other regulatory, administrative or governmental authority.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.
          “Subsidiary” means, with respect to any Person, any other Person of which a majority of the voting interests is owned, directly or indirectly, by such Person, except that in the case of GM, Subsidiary excludes Licensee and its Subsidiaries.
          “Including”, “includes” and derivatives thereof means including or includes, as the case may be, without limitation.
ARTICLE II
FRAMEWORK
Section 2.1 Compliance. GM and Licensee will comply, in all material respects, with all applicable laws and legal requirements in connection with their use of the trademarks and other intellectual property of the other party as contemplated by this Agreement.
Section 2.2 Cooperation. GM and Licensee will reasonably cooperate with and assist each other in carrying out the other’s obligations under this Agreement and will execute and deliver all documents and instruments necessary and appropriate to do so.
ARTICLE III
LICENSE OF INTELLECTUAL PROPERTY
Section 3.1 License to GM Trademarks.
          (a) License to Nameplate Trademarks. GM grants Licensee a non-exclusive, non-transferable, royalty-free and worldwide license to use and display the Nameplate Trademarks for the sole purpose of performing, marketing, advertising, and promoting: (i) the services contemplated by the Services Agreements; (ii) financial services provided in Mexico through Licensee’s Mexican subsidiary, Masterlease S.A. de C.V., to purchasers of GM products. Licensee is prohibited from using the Nameplate Trademarks in connection with any trade name or business name.
          (b) License to GM PROTECTION PLAN and GM MOTOR CLUB. GM grants Licensee an exclusive, non-transferable and royalty-bearing license to use and display the

“GM PROTECTION PLAN”, “GENERAL MOTORS PROTECTION PLAN” and “GM MOTOR CLUB” names and logos solely in the United States and solely in connection with the operation, marketing, advertising, and promoting of Licensee’s GM Protection Plan and GM Motor Club businesses. Subject to Article VI of this Agreement, GM will exercise due care in its protection of the GM PROTECTION PLAN, GENERAL MOTORS PROTECTION PLAN and GM MOTOR CLUB names and logos to protect Licensee’s use of such names and logos exclusive of infringing uses by third parties.
          (c) License to GMAC Name and Logo. GM grants Licensee a non-transferable, exclusive (including with respect to GM), royalty-free and worldwide license to use and display the GMAC name and logo in connection with the operation, marketing, advertising, and promoting (including use of the GMAC name and logo to manufacture, have manufactured, distribute and sell consumer merchandise such as apparel, cups, key chains or other similar novelty items) of its current automotive and non-automotive finance, lease, insurance, banking, mortgage, and lending businesses (“Business”). Licensee may use the GMAC name and logo for existing lines of business (including financing of dealerships which sell, begin selling, or expand their sale of products of third party motor vehicle manufacturers and for customers of such dealerships) and those expressly set forth in Exhibit 6, attached hereto and incorporated herein by reference. Licensee may request a license to use the GMAC name and logo in connection with any new financial services business or in connection with providing services to third party motor vehicle manufacturers. GM will determine, in its sole discretion, whether to grant any such additional licenses and whether any such grant will be royalty bearing. Licensee agrees to notify GM of its intention to begin use of the GMAC name and logo in a new country prior to use to allow GM adequate time to determine the availability of the GMAC name and logo for use in such country and, if necessary or upon Licensee’s request, file corresponding trademark applications to protect Licensee’s intended use. GM agrees that if it declines to file, prosecute, maintain, obtain or renew an application or registration for the GMAC name and logo for use in connection with the Business or, if requested by Licensee, a new business, Licensee has the right, at its cost and upon notice to GM, to file, prosecute, maintain, obtain, or renew such trademark application or registration in GM’s name. Notwithstanding anything to the contrary contained in this Agreement, GM will not be prohibited from using or displaying the GMAC name and logo in connection with GM’s marketing, advertising and promotional activities to reference the services being performed by the Licensee under the Service Agreements.
          (d) License to Licensee Trademarks. Licensee hereby grants GM a non-transferable, non-exclusive, royalty-free and worldwide license to use and display the trademarks of Licensee, such as SmartLease and SmartBuy, in connection with GM’s marketing, advertising and promotional activities to reference the services being performed by the Licensee under the Service Agreements. GM’s use of the Licensee’s trademarks will be limited to only those of Licensee’s trademarks that are being used by Licensee in connection with the applicable Service Agreement and GM will be prohibited from using the Licensee’s trademarks in connection with any trade name or business name.
Section 3.2 License to “GENERAL MOTORS” and “GM”. Subject to Sections 3.1(b) and 3.1(c) of this Agreement, GM grants to Licensee a non-exclusive, non-transferable, royalty-free and worldwide license to use the “GENERAL MOTORS” and “GM” names as part of its trade names or business names, currently “General Motors Acceptance Corporation” and similar names in other jurisdictions (e.g., GM Acceptance Ltda. in Argentina). Any proposed changes or additions to current trade names or business names incorporating the GENERAL MOTORS or GM names must be approved by GM prior to use, which approval will not be unreasonably withheld or delayed. The license provided for in this Section 3.2 terminates fifteen (15) months from the effective date of this Agreement, except with respect to Licensee’s use of “GENERAL MOTORS” as part of “GENERAL MOTORS ACCEPTANCE CORPORATION” in the United States and Canada. Reasonable extensions of this termination date will be granted by GM in the event of delays imposed by local regulatory authorities. GM agrees that it will not license use of the GENERAL MOTORS or GM name to any party, other than Licensee, during the term of this Agreement for use in connection with any trade name or business name that is identical, or confusingly similar, to “General Motors Acceptance Corporation”, “GM Acceptance Corporation” or “GMAC”.
Section 3.3 Manner of Use. The parties will use and display the trademarks of the other party only in the form, color, dimension, and manner approved by the party owner (including use in connection with internet domain names), and in accordance with any written trademark guidelines provided thereby. GM acknowledges that Licensee may, in connection with a particular promotion or event, have a need to make non-permanent, minor changes to the appearance of the GMAC name or logo, such as changes to font type or coloring. GM will not object to such changes and no prior approval of GM is required. Upon a party’s written request, the other party will furnish samples of proposed advertising, brochures, marketing and promotional materials, and other documentation in connection with its use of the requesting party’s trademarks. Except with respect to the GMAC name and logo, the parties will, and will ensure that their Subsidiaries make any changes to its use of the other party’s trademarks, as reasonably requested by the party owner, including, but not limited to, changing the use of one or more of the trademarks within a commercially reasonable time. Licensee further agrees and will ensure that it and its Subsidiaries will not use any GM Trademarks, other than the GMAC name and logo, in advertising or promotional activities with third party motor vehicle manufacturers. If GM requests that Licensee make changes to the appearance of the GMAC name or logo from its appearance as exists as of the date of this Agreement, Licensee and GM will work together to arrive at a good faith estimate of the costs Licensee will reasonably incur in connection with its implementation of the requested change. If, after arriving at a mutually-agreeable good faith estimate, GM requires Licensee to proceed with such changes, GM agrees to reimburse Licensee for the costs it incurs in connection with making the required changes, not to exceed the mutually-agreed upon good faith estimate. The parties also agree, and will ensure that their respective sublicensees, stop using any trademarks of the other party in any advertising or promotional activity if the other party objects on the basis that such advertising or promotional activity would be unethical, in poor taste, misleading, deceptive, or in its sole discretion, would reflect unfavorably on them.
Section 3.4 Notice of Ownership. Unless otherwise agreed to by the parties on a case-by-case basis, the parties, consistent with historical and current practice in connection with their own trademarks, will use the following notice somewhere in its advertising, brochures, nationally distributed marketing and promotional materials, and other similar advertising and marketing material (but not including business cards, letterhead, memo pads, envelopes, and other stationary items; e-mail notices; press releases, rate sheets, and local dealer communications; and

other similar non-advertising and non-marketing material) in a conspicuous location in connection with its use of the other party’s trademarks.
          “[“Trademarks”] are trademarks of [the other party], used under license by [party].”
          When displaying the GMAC trademark, the following is allowed instead of the foregoing notice:
          “GMAC is a registered trademark.”
          The parties acknowledge and agree that the notice requirement of this Section 3.4 does not apply to any materials printed prior to the date of this Agreement, even if such printed materials are distributed after the date of this Agreement; provided, however, that to the extent that reprintings of such materials are made after the date of this Agreement, the aforementioned notice will be included therein.
Section 3.5 Other Intellectual Property Rights.
          (a) GM Grant. GM grants Licensee a non-transferable, non-exclusive, royalty-free and worldwide license under all GM patents (including the right to make, have made, use, have used, offer for sale, and sell), copyrights (including the right to reproduce, prepare derivative works, distribute and publicly display or perform), trade secrets and other forms of intellectual property, excluding trademark rights, currently used by Licensee in the conduct of their Business or as necessary for performing, marketing, advertising and promoting the services contemplated under by the Service Agreements. The license grant of this Section 3.5(a) is limited to use by Licensee in the conduct of its Business and, other than as expressly set forth in Section 3.7 hereunder, Licensee is expressly prohibited from granting any sublicense to Licensee’s parent or it’s parent’s affiliates.
          (b) Licensee Grant. Licensee grants GM a non-transferable, non-exclusive, royalty-free, and worldwide license under all Licensee patents (including the right to make, have made, use, have used, offer for sale, and sell), copyrights (including the right to reproduce, create derivative works, distribute and publicly display or perform), trade secrets and other forms of intellectual property, excluding trademark rights, currently used by GM in the conduct of its business or as necessary in connection with GM’s marketing, advertising and promoting the services being performed by the Licensee under the Service Agreements. The license grant of this Section 3.5(b) is limited to use by GM in the conduct of its business and, other than as expressly set forth in Section 3.7 hereunder, GM is expressly prohibited from granting any sublicense to GM’s affiliates.
Section 3.6 Consumer Merchandise. Unless otherwise agreed and except with respect to the use of the GMAC name and logo by Licensee, neither party is granted any right or license under this Agreement to sell, or otherwise distribute for sale (collectively, to merchandise), any merchandise, novelty items, or other goods bearing the trademarks or other intellectual property of the other party, without the express written consent of the owner of the respective trademark or other intellectual property. If either party requests to use the other party’s trademarks or other intellectual property for merchandising, the parties will discuss such request in good faith, including fees associated with such use of the trademarks and other intellectual property, if any. The parties will document any agreement resulting from such discussions.
Section 3.7 Sublicense. Absent approval by the trademark or other intellectual property owner, sublicensing of the trademarks or other intellectual property of the owner is prohibited except as follows:
          (a) Subsidiaries. A party may sublicense and allow its Subsidiaries to use the other party’s trademarks and other intellectual property subject to the terms of this Agreement;
          (b) Capmark Financial Group Inc. Licensee may sublicense the GMAC name and/or logo to Capmark Financial Group Inc. but only to the extent of the Trademark License Agreement between Licensee and Capmark Financial Group dated March 23, 2006.
          (c) Existing third party arrangements. Licensee and its Subsidiaries may continue, renew, amend, or replace any license or sublicense of the GMAC name and/or logo to third parties under licensing sublicensing arrangements existing as of the date hereof. In the event of any inconsistency between this Agreement and any such arrangements, the terms of this Agreement govern.
          (d) Future third party arrangements: Licensee acknowledges that it has sought to identify on Exhibit 8 the categories of activities for which, and categories of Persons to which, Licensee and its Subsidiaries currently license and sublicense, and have historically licensed and sublicensed, the GMAC name and logo (“Approved Categories”). Licensee may grant to third parties sublicenses of the GMAC name and logo not in existence as of the date hereof provided that they fall within the Approved Categories.
          If there are one or more categories of activities or entities for which Licensee or its Subsidiaries have historically licensed or sublicensed the GMAC name and/or logo to third parties as of the date hereof, but which are not listed in Exhibit 8, Licensee will promptly upon discovery send a revised Exhibit 8 to GM that includes such missing category, and upon delivery of the revised Exhibit 8 to GM, such category will be deemed one of the “Approved Categories” for which sublicensing is permitted hereunder.
          If one of the exceptions above does not apply, and Licensee seeks GM’s consent to sublicense the GMAC name and/or logo, GM will respond to such request within a reasonable amount of time. GM will advise Licensee as to the individuals or business functions that would be involved in responding to the request and a reasonable estimate of the amount of time that GM will take to respond to the request. Any such sublicense will be subject to the terms hereof.
          If requested by the trademark or other intellectual property owner for the purpose of fulfilling a registration or recordal requirement under local law or regulations, the other party will use reasonable best efforts to cause its sublicensees to enter into a separate intellectual property license agreement that is substantially identical to this Agreement.

Section 3.8 Royalty.
          (a) Royalty for License to GM PROTECTION PLAN. In payment for Licensee’s use of the license to the GM PROTECTION PLAN and GENERAL MOTORS PROTECTION PLAN trademarks granted pursuant to section 3.1(b) of this Agreement, Licensee will pay GM a royalty of 3.25% of the dealer cost (as that term is used in the GM Protection Plan program) received by Licensee or its Subsidiaries, net of cancellations, on sales of the GM Protection Plan, excluding contracts sold to GM, e.g. in connection with GM’s promotion of a particular model vehicle, and excluding base contracts for GM Certified Used Vehicles. Base contracts are those provided to the retail customer without a charge identified separately from the price of the vehicle.
          (b) Royalty for License to GM MOTOR CLUB. In payment for Licensee’s use of the license to the GM MOTOR CLUB trademark granted pursuant to section 3.1(b) of this Agreement, Licensee will pay GM a royalty of 3.25% of the revenues, net of cancellations, of the GM Motor Club.
          (c) Royalties for use of trademarks of GM Subsidiaries in situations analogous to Sections 3.1(b) will be set forth in the relevant Opt-in Letter, in which case the terms of such Opt-in Letter must be accepted by Licensee.
          (d) Guaranteed Minimum Royalty. Licensee agrees that it will pay guaranteed minimum Royalties in the amount of $15 million per year on a pre-tax basis, only until the exclusive license granted in Section 3.1(b) is terminated under Section 5.2(d) in whole or in part.
          (e) Statements and Royalty Payments. In connection with the royalties in subsections (a), (b) and, if any, (c), Licensee will furnish to GM not later than thirty days after the end of each calendar month: (1) complete and accurate monthly statements showing (i) the dealer cost received by Licensee or its Subsidiaries on sales of the GM Protection Plan during the preceding month and any applicable deductions for cancellations; and (ii) revenues of the GM Motor Club during the preceding month and any applicable deductions for cancellations; and (2) a check in payment of the royalty due from such sales and revenues as reported in (1) above. The receipt or acceptance by GM of any of the statements furnished pursuant to this Agreement or any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) will not preclude GM from questioning the correctness of or mistakes which are discovered in such statements or payments, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they will promptly upon notice be rectified and the appropriate payments made by Licensee provided, however, that if GM fails to notify Licensee of a potential dispute within two years after receipt of a statement or payment, GM will be deemed to have waived any claims with respect thereto. If any amount due and payable hereunder is not made on the due date, then, without prejudice to any other rights of GM, GM will charge interest on such outstanding amount at the rate of 1.00 percentage point above the prime rate as quoted in the Wall Street Journal from the due date until the date of payment.
          (f) Records. Licensee will keep accurate books of account and records covering all transactions relating to the payment of royalties in this Agreement, and GM or its nominee will have the right at all reasonable business hours to examine said books of account and records and all other documents and material in the possession or under the control of Licensee with respect to the payment of royalties under this Agreement, and will have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Licensee must segregate its records in such a manner as to facilitate a complete audit and agrees that such audit may be used as a basis of settlement of charges in accordance with this Agreement. If it is determined that there is a deficiency of 5% or more in the royalties paid or owed to GM, then Licensee will bear all reasonable expenses related to such verification, examination or audit by GM (or its nominee). Examinations under this paragraph will be conducted during normal business hours with notice of such examination provided to Licensee at least one week prior to such examination, and not more often than once each calendar year. All books of account and records will be kept available for at least two years after the expiration or termination of this Agreement.
Section 3.9 Domain Names. The licenses to use the other party’s trademarks granted under this Agreement include the right to register and use internet domain names (i.e., URLs) comprising, in whole or in part, the licensed trademarks of the other party, subject to the following:
          (a) the use must otherwise comply with the terms and conditions of this Agreement;
          (b) the registrant will cease using and will transfer ownership of any such internet domain name to the other party (i.e., trademark owner) upon the other party’s written request at any time during the term of this Agreement, unless:
          (i) the domain name incorporates the GMAC trademark, in which case, the Licensee may continue to use it throughout the term of this Agreement; or
          (ii) subject to Section 3.9(b)(i) above, the domain name also includes the trademark of the domain name registrant or another party, in which case it need not be assigned but must be abandoned.
          (c) any cessation of use, transfer, or abandonment of a domain name required under this Subsection 3.9 will be done as promptly as practicable without disrupting the business of the domain name registrant; and
          (d) transferring ownership of any domain name incorporating the trademarks of the other party to any party other than the trademark owner is specifically prohibited.
Section 3.10 Continuation of Certain Rights Upon Transfer of a Subsidiary. Any sublicense to a Subsidiary of Licensee terminates if such Subsidiary ceases to be a Subsidiary as a result of: (i) Licensee’s transferring in one or more transactions 50% or more of the voting interests of the Transferred Entity to a third party; or (ii) a public offering of the equity securities of any Subsidiary of Licensee such that a Change in Control occurs (any such entity described in (i) or (ii), a “Transferred Entity”), provided that Licensee or, in the case of (ii) above, the applicable Subsidiary, may request GM to license the GMAC name and logo to the Transferred Entity on a non-exclusive, royalty-free basis for the remaining term of this Agreement (“License Request”).

GM will respond to the License Request in a reasonable time. If the following conditions are met, GM may not unreasonably withhold its consent to the License Request, or condition its consent in an unreasonable manner such as by requiring a payment or other consideration in return for its consent to the License Request and must negotiate in good faith a license agreement with the Transferred Entity on terms substantially similar to those in this Agreement:
          (a) the Transferred Entity is not engaged in the auto finance business;
          (b) the GMAC name and logo is material to the business of the Transferred Entity;
          (c) the Transferred Entity agrees to be bound by obligations substantially similar to those in this Agreement and to the following additional obligations:
               (i) to indemnify GM, and its directors, employees, representatives, and agents from any and all Losses relating to the Transferred Entity’s use of the GMAC name and logo in connection with its business, except for claims relating to trademark infringement for use of the GMAC name and logo as permitted by the license agreement;
               (ii) to indemnify GM and its directors, employees, representatives, and agents from any and all Losses relating to imputation by any taxing authority of royalty income; and
               (iii) to meet quality and service standards appropriate for the industry in connection with the business operations in which the Transferred Entity uses the GMAC name or logo.
          (d) The license to the Transferred Entity is limited (i) to use in the United States, Canada, Mexico, and United Kingdom in connection with the Business, and (ii) use in the additional countries of Germany and The Netherlands in connection with mortgage and lending operations, with a reasonable transition period to cease using the GMAC name and logo in any other jurisdiction; and
          (e) neither the transferee nor any of its Affiliates is a competitor of GM or any of its Subsidiaries in the business of the manufacture and distribution of motor vehicles, powertrains and components of powertrains, and spare parts; except that such transferee or its Affiliates may retain, purchase or otherwise acquire (directly or indirectly) up to 5% of the outstanding shares of capital stock of any such business listed on a national securities exchange or publicly traded in the over-the-counter market without being deemed to be such a “competitor”.
If Licensee or the Transferred Entity did not submit a License Request to GM or GM did not approve such License Request, the Transferred Entity must discontinue using the GMAC name and logo within 60 days following the transfer.
Any sublicense to a Subsidiary of GM terminates if such entity ceases to be a Subsidiary of GM.

ARTICLE IV
OWNERSHIP
Section 4.1 The parties acknowledge that all right, title and interest in and goodwill attaching to the other party’s trademarks are and will remain vested in such other party, and neither party will take or assist any other person to take any action that may invalidate, prejudice or impair the other party’s right, title and interest in and to their respective trademarks.
Section 4.2 Neither party will challenge the other party’s title to such other party’s trademarks or challenge the validity of this Agreement. Neither party will register or record the trademarks of the other party, nor use or attempt to register any trademark or trade name that is confusingly similar thereto (or a transliteration or translation thereof) in any state, region or country, except as expressly allowed by this Agreement.
Section 4.3 Any and all trademark rights that are derived from use of the trademarks of the other party will inure solely to the benefit of, and be on behalf of, such other party.
Section 4.4 Costs. Licensee will reimburse GM for all third party costs incurred by GM in connection with its management of the GMAC name and logo, including the search, clearance, application, registration, renewal, enforcement and protection of the GMAC name and logo, worldwide, and recordal of this Agreement or any registered user agreement relating to this Agreement. These costs will be paid monthly in arrears, within 30 days of the invoice date. If any amount due and payable hereunder is not made by the due date then, without prejudice to any other rights of GM, GM will charge interest on such outstanding amount at the rate of 1.00 percentage point above the prime rate as quoted in the Wall Street Journal from the due date until the date of payment
ARTICLE V
TERM; TERMINATION
     Section 5.1 Term. The initial term of this Agreement commences on the date as set forth in the preamble section of this Agreement entitled “Parties”, and, unless earlier terminated as provided for in Section 5.2, expires on the 10th anniversary. Upon the expiration of the initial or any renewal term of this Agreement, the term of this Agreement will be automatically renewed for an additional one (1) year period. If any of the Services Agreements are extended by the parties thereto, then this Agreement will be automatically extended as to be coterminous with such extended Services Agreement. For purposes of this Agreement, “Term” means the initial term and any renewal term.
     Section 5.2 Termination of the Agreement. This Agreement may be terminated as follows:
          (a) By either party at the end of the Term upon three years notice prior to the end of any Term; provided, however, that the license grant of Section 3.1(a)(ii) may be terminated by either party upon one-year prior written notice at any time;

          (b) By either party upon the 30th day after giving notice to the other party of material breach of this Agreement by such other party, if such material breach has not been cured to the reasonable satisfaction of the non-breaching party on or before such 30th day, however, if such breach is not capable of cure within such 30-day period and the breaching party is acting diligently to accomplish a timely cure, this Agreement will not terminate until the expiration of a reasonable period for the completion of the cure to the reasonable satisfaction of the non-breaching party, but, in any event, not more than 90 days after the date of the notice of breach;
          (c) If any Governmental Authority requires GM or Licensee to terminate this Agreement or any material obligation(s) under it; any such termination will be effective as of the effective date of such required termination; and
          (d) Upon termination of the exclusivity provisions under the Dealer Financing Service Agreement or any of the Consumer Financing Services Agreements, GM may, at its option, terminate this Agreement with respect to Licensee’s use of (i) the GM PROTECTION PLAN, GENERAL MOTORS PROTECTION PLAN and GM MOTOR CLUB names and logos provided for in Section 3.1(b); (ii) the SATURN SERVICE PLAN names and logos provided for in Exhibit 5, and (iii) the GMAC name and logo in connection with its automotive related businesses as provided for in part, in Section 3.1(c). For purposes of this Agreement, automotive-related businesses include automotive dealer financing; automotive consumer financing and automotive leasing. GM will not have the right to terminate this Agreement pursuant to this Section 5.2(d) for any of Licensee’s other businesses including the insurance, mortgage, banking, or full-service leasing businesses. GM’s right to terminate this Agreement pursuant to this Section 5.2(d) is further limited to only those countries or, in the case of the United States, areas within the country, as specified in the applicable Service Agreement, where exclusivity has been lost.
Section 5.3 Termination by a GM Subsidiary. Termination of this Agreement by General Motors Corporation will also constitute termination on behalf of any and all GM Subsidiaries who may have executed an Opt-in Letter. Termination of this Agreement by one or more GM Subsidiaries, however, will only constitute termination with respect to those particular GM Subsidiaries, and not constitute a termination on behalf of General Motors Corporation or any other GM Subsidiary.
Section 5.4 Termination of the Service Agreements. This Agreement terminates automatically upon expiration or termination of all of the Services Agreements.
Section 5.5 Effect of Expiration or Termination.
          Upon the expiration or termination of this Agreement:
          (a) all licenses and sublicenses granted under or pursuant to this Agreement will automatically terminate;
          (b) (i) if the termination is pursuant to paragraph (b) or (c) of Section 5.2, then each party agrees to, and will ensure that its sublicensees, discontinue using the trademarks and other intellectual property of the other party within a commercially reasonable time, not to exceed 180 days; provided, however, that a party will not unreasonably refuse to grant additional time to the extent any delays were caused by Governmental Authorities; provided further, however, that if termination pursuant to paragraph (b) of section 5.2 is for breach of paragraph b(ii) of this Section 5.5, each party agrees to, and will ensure that its sublicensees, discontinue using the trademarks and other intellectual property of the other party within a commercially reasonable time, not to exceed 90 days.
               (ii) other than a termination pursuant to paragraph (b) or (c) of Section 5.2 as provided above, then each party agrees to, and will ensure that its sublicensees, discontinue using the trademarks and other intellectual property of the other party within a commercially reasonable time, not to exceed 90 days; provided, however, that a party will not unreasonably refuse to grant additional time to remove their trademarks which were displayed in a manner reasonably requiring additional time for removal such as, for example, on buildings and outdoor signs or to the extent the delays were caused by Governmental Authorities;
          (c) Licensee agrees and will ensure that it and its sublicensees will amend their company name registrations to remove the GM Trademarks therefrom; and
          (d) the parties agree, and will ensure that its sublicensees, abandon or assign to the other party, at the other party’s election, any internet domain names comprising the other party’s trademark, in whole or in part; provided, however, that if such internet domain name also includes the trademark of another party, it will not be assigned but must be abandoned.
Notwithstanding the time provisions of paragraph 5.5(b) above, in connection with any GMAC real estate franchise agreements entered into prior to the date hereof that have not been amended, renewed, or extended during the term of this Agreement, the time period within which the franchisees must discontinue use of the GMAC name and logo is extended to twelve months from the expiration or termination of this Agreement. In all other respects, the provisions of paragraph 5.5(b) continue to apply.
Section 5.6 Injunctive Relief. The parties recognize that the nature of the damage caused to the other party by the continued unauthorized use of the other party’s trademarks or other intellectual property and would entitle the other party to the entry of an injunction by any court of competent jurisdiction against such continued unauthorized use of its trademarks or other intellectual property, and the parties therefore consent to such an injunction.
ARTICLE VI
INFRINGEMENT
Section 6.1 Each party has the sole right to take legal action against third parties who are infringing upon its rights in its respective trademarks or other intellectual property and retain any amount received from the infringing party pursuant to a corresponding settlement agreement (less, in the case of GM, any amounts attributable to such legal action which Licensee has reimbursed GM in accordance with Section 4.4 of this Agreement); provided, however, that, should GM elect not to take legal action against a third party infringing the GMAC name or logo, Licensee will be entitled to take such action, at its own expense and to retain any resulting settlement recovery.

Section 6.2 In connection with any legal action commenced by Licensee concerning the GMAC name and logo pursuant to Section 6.1 herein, it will not take any legal position or enter into any settlement agreement that would be reasonably expected to adversely impact GM and, in particular, the rights of GM in and to the GMAC name and logo. GM agrees to cooperate with Licensee, at Licensee’s expense, in connection with Licensee’s pursuit of such legal action.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Section 7.1 Representations and Warranties of the Parties. GM and Licensee each hereby represent and warrant to the other party that:
          (a) It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and has all requisite power and authority to enter into and perform all of its obligations under this Agreement.
          (b) The execution, delivery, and performance of this Agreement by it have been duly authorized by all requisite corporate action on its part.
          (c) This Agreement constitutes a valid and binding obligation of it and is enforceable against it in accordance with its terms.
          (d) The execution and performance of this Agreement by it will not (i) violate any provision of applicable law, (ii) conflict with the terms or provisions of its organizational or governance documents, or any other material instrument relating to the conduct of its business or the ownership of its property or (iii) conflict with any other material agreement to which it is a party or by which it is bound.
          (e) There are no actions, suits, proceedings or other litigation or governmental investigation pending or, to its knowledge, threatened, by or against it with respect to this Agreement or in connection with the Dealings contemplated by this Agreement.
          (f) There is no order, injunction, or decree outstanding against, or relating to, it that could reasonably be expected to have a material adverse effect upon its ability to perform its obligations under this Agreement.
Section 7.2 Representations and Warranties of GM. GM represents and warrants to Licensee that, to the best of its knowledge, use of the GM Trademarks in accordance with the terms of this Agreement will not infringe, dilute or violate the rights of any Person.
Section 7.3 Representations and Warranties of Licensee. Licensee represents and warrants to GM that, to the best of its knowledge, use of the Licensee trademarks in accordance with the terms of this Agreement will not infringe, dilute or violate the rights of any Person.

ARTICLE VIII
LIABILITY
Section 8.1 Liability. Each party will be liable in contract for the breach of its, and its sublicensees’, obligations, covenants, and agreements under this Agreement, but will not be liable to the other party: (i) under tort, except for gross negligence or willful misconduct; (ii) under equity; or (iii) for claims arising out of any contract with any customer, dealer, or other third party or otherwise in connection with their relationship with such Persons. Notwithstanding anything to the contrary in this Agreement, during the 12 month period immediately following the commencement of the Term of this Agreement (“Grace Period”), Licensee will:
          (a) conduct a commercially reasonable survey of existing third- party licensing and sublicensing arrangements to determine whether the third party’s use of the sublicensed trademark and performance under such arrangements comply with the terms of such existing license and sublicense arrangements (“Third Party Noncompliance”); and
          (b) take commercially reasonable measures in consultation with GM to rectify any discovered material Third Party Noncompliance, including consulting with the subject sublicensee, sending “cease and desist” notices, and litigation, as appropriate.
          Licensee will not be liable in any respect for noncompliance by sublicensees (excluding Subsidiaries) that occurred at any time before the end of the Grace Period. To the extent that noncompliance by a particular sublicensee (excluding a Subsidiary) began before the end of the Grace Period and continues thereafter, Licensee will not be liable in any respect for those instances of noncompliance provided that Licensee sent a cease and desist notice, or initiated litigation, arbitration, or other judicial or quasi judicial enforcement action against such sublicensee before the end of the Grace Period and for so long as Licensee continues to use commercially reasonable means to diligently prosecute enforcement actions to secure their compliance, including with respect to cases where only a cease and desist notice was sent during the Grace Period, initiating litigation, arbitration, or other judicial or quasi judicial enforcement action at the appropriate time.
Section 8.2 Limitation of Damages. Neither party is liable under Section 8.1 for any incidental, consequential, or non-economic damages.
Section 8.3 Equitable Remedies Permitted. Nothing in this Section limits or restricts either party’s ability to seek equitable remedies, including specific performance.
Section 8.4 GM’s Indemnification of Licensee. Notwithstanding anything to the contrary herein contained, GM agrees to indemnify and hold harmless Licensee, its officers, directors, agents and employees from and against any and all claims, demands, obligations, causes of action and lawsuits and all damages, liabilities, fines, judgments, costs (including settlement costs), and expenses associated therewith (including the payment of reasonable attorney fees and disbursements), arising out of a claim that Licensee’s use of the GM PROTECTION PLAN, GM MOTOR CLUB and the SATURN SERVICE PLAN names and logos as authorized under this Agreement infringes the trademark or other intellectual property rights of any third party;

provided that (i) prompt written notice is given to GM of any such claim or suit, (ii) GM will have the option and right to undertake and conduct the defense of such claim or suit, (iii) and Licensee cooperates fully in all respects with GM in the conduct and defense of such claim or suit and proceedings related thereto. Licensee may, at its own expense, appear in any such action through counsel of its own choosing.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign, delegate, or otherwise transfer any of its rights or obligations under the Agreement, by operation of law or otherwise, to any party other than one of its Subsidiaries without the consent of the other party hereto, which consent will not be unreasonably withheld; provided that any assignment or transfer to any Subsidiary will not relieve any party of its obligations under this Agreement.
Section 9.2 Waiver. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, will not operate or be construed as a waiver of any default, right, or remedy or of that party’s right to insist upon strict compliance in the future. No waiver of any term, condition or other provision of this Agreement is effective against a party unless acknowledged by such party in writing.
Section 9.3 Unenforceability. If a court of competent jurisdiction holds any one or more of the provisions of this Agreement to be unenforceable, such unenforceability will not affect any other provision. In such event, the parties will substitute a provision that is as close as possible to the intent of the original unenforceable provisions.
Section 9.4 Headings. Headings used in this Agreement are for reference purposes only and will not be deemed a part of this Agreement or used in the interpretations of the substantive provisions of it.
Section 9.5 Governing Law. This Agreement is governed by, and construed and enforced in accordance with the laws of the State of New York, excluding any conflict of law provisions which would require application of any other law.
Section 9.6 Dispute Resolution.
          (a) Any dispute, controversy, claim or disagreement arising from or in connection with this Agreement (“Dispute”), will be exclusively governed by and resolved in accordance with the provisions of this Section 9.6. The parties will use reasonable efforts to settle all Disputes before resorting to litigation.
          (b) Any Dispute which cannot be resolved at the working level will immediately be escalated to the Licensee President Auto Finance and the GM Treasurer, or their designees for the particular matter, for resolution.

          (c) Any Dispute under this Agreement which is not resolved by the Licensee President Auto Finance and the GM Treasurer (or their designees for the particular matter) within 30 days of submission to them will immediately be escalated to the Licensee CEO and GM CFO. If the Dispute is not resolved within 90 days of the date of escalation to the Licensee Auto Finance President and GM Treasurer, either party may pursue legal remedies.
          (d) Each party agrees that any suit, action or proceeding against the other party arising out of or relating to this Agreement or any transaction contemplated hereby may only be brought in any federal or state court located in the city, county and State of New York, and each party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in this Agreement for notice is effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (e) This Section 9.6 does not limit either party’s right to apply to a court of the State of New York for equitable, provisional relief with respect to any Dispute pending the resolution of the Dispute pursuant to this Section 9.6.
Section 9.7 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between Licensee and GM with respect to the subject matter of this Agreement and, except to the extent otherwise contemplated by this Agreement, supersedes all previous oral and written agreements, proposals, negotiations, representations, commitments and other communications among the parties with respect to its subject matter.
Section 9.8 Amendments. This Agreement may not be revised, discharged, altered, amended, modified, or renewed except by a writing signed by duly authorized representatives of the parties.
Section 9.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.
Section 9.10 Notices. All notices, requests, and other communications to any party hereto required by or permitted under this Agreement must be in writing, including facsimile transmittal, and sent to the addresses indicated below:
To GM:
Treasurer
767 Fifth Avenue
14th Floor
New York, NY 10153

with a copy to:
General Motors Corporation
Intellectual Property — Legal Staff
300 Renaissance Center
Mail Code 482-C23-B21
P.O. Box 300
Detroit, MI 48265-3000
USA
Attention: Trademark Counsel
To Licensee:
President Auto Finance
GMAC LLC
Mail Code 482-B12-D21
200 Renaissance Center
P.O. Box 200
Detroit, MI 48265
Facsimile: 313 665 6309
with a copy to:
General Counsel
GMAC LLC
Mail Code — 482-B09-B11
200 Renaissance Center
P.O. Box 200
Detroit, MI 48265
Facsimile: 313 665 6189
or at such other address to the attention of such other person as either party may designate by written notice to the other party hereto. All such notices, requests, and other communications are deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, or communication is deemed not to have been received until the next succeeding business day in the place of receipt.
Notice will be deemed given and received as follows: (a) if given by facsimile, when the facsimile is transmitted to compatible equipment in the possession of the recipient and confirmation of complete receipt is received by the sending party during normal business hours or on the next business day if not confirmed during normal business hours; (b) if hand delivered to a party against a receipted copy, when the copy is receipted; (c) if given by a nationally recognized and reputable overnight delivery service, the day on which the notice is actually received by the party; or (d) if given by certified mail, return receipt requested, postage prepaid, two business days after it is posted with the postal service.

     The provisions above governing the date on which a notice is deemed to have been received by a party means and refers to the date on which a party, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.
     If a notice is tendered pursuant to the provisions of this Agreement and is refused by the intended recipient, the notice will nonetheless be deemed to have been given and is effective as of the date provided in this Agreement.
     In any event, any notice given to a party in a manner other than that provided in this Agreement that the party actually receives, is effective with respect to the party on receipt.
Section 9.11 Relationship of Parties. Nothing contained in this Agreement will be construed as creating a joint venture, association, partnership, franchise, or agency relationship, and nothing contained in this Agreement will be construed as making a party liable for the debts or obligations of the other party, unless expressly provided in this Agreement or another agreement.
     IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Agreement effective as of the date first above written.

GENERAL MOTORS CORPORATION	GMAC LLC

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